EX-35.2
OFFICER'S CERTIFICATE
Centerline Servicing Inc.

The undersigned, Keith Crandall, Servicing Officer Centerline Servicing Inc., (f/k/a ARCap Servicing, Inc.), the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of August 1, 2007, relating to the Merrill Lynch Mortgage Investors, Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-C1, hereby certifies as follows:


1. a review of the activities of the Special Servicer during the preceding calendar year or portion thereof and of the performance of the Special Servicer under the Pooling and Servicing Agreement has been made under the undersigned officer's supervision; and

2. to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such year.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 7th day of March, 2008, I have hereunto signed my name.

/s/ Keith Crandall
Keith Crandall
Servicing Officer of
Centerline Servicing Inc.,
a Delaware corporation